UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 9, 2012

(Date of earliest event reported)

NAUTILUS, INC.

(Exact name of registrant as specified in its charter)

Washington	001-31321	94-3002667
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

16400 SE Nautilus Drive

Vancouver, Washington 98683

(Address of principal executive offices and zip code)

(360) 859-2900

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

NAUTILUS, INC.

FORM 8-K

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On August 1, 2012, the Board of Directors of Nautilus, Inc. (the “Company”) appointed Linda M. Pearce, 54, as Chief Financial Officer. Ms. Pearce’s appointment became effective August 9, 2012.

From February 2000 until her appointment as the Company’s Chief Financial Officer, Ms. Pearce worked for Warn Industries, Inc., serving as Executive Vice President and Chief Financial Officer. Ms. Pearce also served as Interim President of Warn Industries from May 2010 until January 2011. Warn Industries is a leading manufacturer of off-road equipment and accessories. From 1995 to 2000, Ms. Pearce served as Corporate Controller and Director of IT to Gardenburger, Inc., where she was responsible for the financial reporting of the company and implementation of its new information system. Ms. Pearce has also served in management roles at Blount International, Inc. and Lindsay Forest Products, Inc.

In connection with her appointment, the Company and Ms. Pearce entered into an Employment Agreement effective as of August 9, 2012 (the “Employment Agreement”). Ms. Pearce’s initial annual base salary under the Employment Agreement is $240,000. Ms. Pearce will be eligible for a bonus equal to 50% of her base salary earned in the applicable year based on achievement of corporate and individual performance goals.

As provided in the Employment Agreement, on August 9, 2012 Ms. Pearce was awarded non-qualified options to purchase 30,000 shares of the Company’s common stock under the Company’s 2005 Long Term Incentive Plan. The options will vest as to one-third of the number of shares subject to the award on each of the first, second and third anniversaries of the date of grant. In addition, as provided in the Employment Agreement, on August 9, 2012 Ms. Pearce was granted 12,000 performance-based restricted share units, which are subject to both time-based and performance-based vesting conditions. The units vest in February 2015 subject to determination by the Compensation Committee of the Company’s Board of Directors that the Company has achieved certain operating income and return on asset goals established for a three year performance period ending on December 31, 2014. The number of shares vested under the performance unit award following conclusion of the performance period will be determined based on the level at which the financial goals are achieved. The number of shares vesting can range from 60% of the performance unit award if minimum thresholds are achieved to a maximum of 150%.

Either party may terminate the Employment Agreement at any time for any reason, provided, however, that upon termination of the Employment Agreement by the Company without cause (as such term is defined in the Employment Agreement), then Ms. Pearce will be entitled to receive certain severance benefits, including (i) cash severance payable monthly for a period of six months at a rate equivalent to the average of the cash compensation received by Ms. Pearce in the twelve months prior to the termination date and (ii) continuation of the Company paid portion of medical and dental coverages during such six month period.

The foregoing description of the material terms of the Employment Agreement does not purport to be complete and is qualified in its entirety by the full text of such agreement, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NAUTILUS, INC.
(Registrant)

August 15, 2012	By:	/s/ Wayne M. Bolio
(Date)		Wayne M. Bolio
Senior Vice President, Law and General Counsel